UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2014

BSD MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2188 West 2200 South
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 20, 2014, BSD Medical Corporation (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Cranshire Capital Master Fund, Ltd. (“Cranshire”) to resolve an action that Cranshire brought in the Supreme Court of the State of New York (the “Action”). The Action related to a dispute between the Company and Cranshire with respect to certain Purchase Agreements identified in the Settlement Agreement.

Pursuant to the terms of the Settlement Agreement (i) the Company has agreed to pay Cranshire $47,129.74 to reimburse Cranshire for the costs and expenses it incurred in connection with the Action, (ii) the Company has agreed to release Cranshire from all claims associated with the Action, (iii) Cranshire has agreed to release the Company from all claims associated with the Action, (iv) the Company has agreed that, without implication that the contrary would otherwise be true, from and after the date of the Settlement Agreement, “at-the-market” offerings will constitute Variable Rate Transactions (as defined in the Settlement Agreement), and (v) the Company has agreed to terminate, within five business days after the date of the Settlement Agreement, that certain At-the-Market Issuance Sales Agreement entered into by the Company on May 9, 2014 (the “ATM Agreement”), which was filed as Exhibit 10.1 to a Current Report on Form 8-K by the Company on May 9, 2013 and is incorporated herein by reference.

The foregoing description of the Settlement Agreement is not complete and is subject to, and qualified in its entirety by, the full text of such agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the ATM Agreement is not complete and is subject to, and qualified in its entirety by, reference to the full text of such agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement, dated as of June 20, 2014, by and between BSD Medical Corporation and Cranshire Capital Master Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSD MEDICAL CORPORATION
Date: June 20, 2014
By: /s/ William S. Barth
Name: William S. Barth
Title: Chief Financial Officer